Exhibit 99

FOR IMMEDIATE RELEASE

CONTACTS:
Media:	Marie Remboulis – 248/354-9809
Investors:	Janet Halpin – 248/354-8847

Federal-Mogul Reports Second Quarter 2004 Results

Southfield, Michigan, July 22, 2004…Federal-Mogul Corporation (OTC Bulletin Board: FDMLQ) today reported its financial results for the three and six months ended June 30, 2004.

Financial Summary (in millions)

	Three Months Ended June 30		Six Months Ended June 30
	2004	2003	2004	2003
Net sales	$1,577	$1,428	$3,130	$2,796
Gross margin	319	294	615	567
Income from continuing operations, before income taxes	11	19	10	1
Adjustment of long-lived assets to fair value	(20)	(2)	(23)	(4)
Cash flow from operating activities	162	168	281	194

Federal-Mogul reported net sales of $1,577 million for the three-month period ended June 30, 2004 for an increase of 10% over the comparable three-month period of 2003. Income from continuing operations before income taxes totaled $11 million after recognition of an asset impairment of $20 million. Cash flow from operations remained strong during the second quarter of 2004, providing $162 million.

“We are pleased with our continued sales growth during the second quarter, despite a challenging pricing environment,” said Robert S. (Steve) Miller, Chairman of the Board and interim Chief Executive Officer. “This is a reflection of our consistent efforts to create value for our customers through quality and innovation.”

Financial Results for the Three Months Ended June 30, 2004

Federal-Mogul reported 2004 second quarter net sales of $1,577 million, an increase of $149 million or 10% when compared to net sales of $1,428 million for the same period in 2003. Second quarter 2004 sales benefited from $44 million of foreign currency, higher volumes in both the Original Equipment (OE) and Aftermarket and new business growth in both markets. Customer price reductions partially offset these positive factors.

Gross margin increased $25 million or 9% during the second quarter of 2004 as compared with the second quarter of 2003. Favorable foreign currency of $7 million, increased sales volumes and continued productivity resulting from the Company’s cost reduction and restructuring activities were partially offset by customer price reductions and increased costs of certain raw materials.

The Company reported income from continuing operations before income taxes of $11 million during the second quarter of 2004, compared with $19 million for the same period in 2003. The Company’s 2004 second quarter results were adversely impacted by an asset impairment of $20 million related to one of the Company’s European Powertrain operations. This asset impairment reflects the reduction of the carrying value of certain tangible assets, principally machinery and equipment, to their estimated fair values based on projected future asset recoverability. Selling, general and administrative costs decreased as a percentage of sales from 16.0% to 14.9%, despite unfavorable foreign currency of $6 million.

The Company continued to generate positive cash from operating activities during the second quarter of 2004, providing $162 million for the period. Included in this amount is $20 million of insurance proceeds that helped offset the impact of a fire that occurred on March 5, 2004 at the Company’s Smithville, TN Aftermarket distribution center.

“We are encouraged by our ability to consistently generate positive cash flows from our operating activities and continue to focus our efforts on sustaining this trend as the Company progresses its cost reduction and restructuring activities,” said G. Michael Lynch, Executive Vice President and Chief Financial Officer.

Financial Results for the Six Months Ended June 30, 2004

Net sales increased by $334 million to $3,130 for the six months ended June 30, 2004 as compared to $2,796 million for the same period in 2003. Net sales were favorably impacted by $144 million of foreign currency and increased OE and Aftermarket volumes, partially offset by customer price reductions. Increased volumes reflect vehicle production in both North America and Europe, higher demand in the North American Aftermarket, and new business growth in all markets.

Gross margin for the six-month period ended June 30, 2004 increased by $48 million or 8% as compared to the same period in 2003. Favorable foreign currency of $24 million, increased OE and Aftermarket volumes and productivity were partially offset by customer price reductions and increased costs of certain raw materials.

Income from continuing operations before income taxes increased by approximately $10 million during the six-month period ended June 30, 2004 as compared with the same period in 2003. The Company’s income from continuing operations before income taxes for the six months ended June 30, 2004 was adversely impacted by $23 million of asset impairments as compared to $4 million in 2003. Selling, general and administrative costs decreased as a percentage of sales from 16.2% to 15.3%.

The Company continued to generate positive cash from operating activities during the six months ended June 30, 2004, providing $281 million for the period compared to $194 million during the same period in 2003.

About Federal-Mogul

Federal-Mogul is a global supplier of automotive components, sub-systems, modules and systems serving the world’s original equipment manufacturers and the aftermarket. The company utilizes its engineering and materials expertise, proprietary technology, manufacturing skill, distribution flexibility and marketing power to deliver products, brands and services of value to its customers. Federal-Mogul is focused on the globalization of its teams, products and processes to bring greater opportunities for its customers and employees, and value to its constituents.

Headquartered in Southfield, Michigan, Federal-Mogul was founded in Detroit in 1899 and today employs approximately 45,000 people and conducts operations in 31 countries. On October 1, 2001, Federal-Mogul decided to separate its asbestos liabilities from its true operating potential by voluntarily filing for financial restructuring under Chapter 11 of the Bankruptcy Code in the United States and Administration in the United Kingdom. For more information on Federal-Mogul, visit the company’s Web site at http://www.federal-mogul.com.

Forward-Looking Statements

Statements contained in this press release, which are not historical fact, constitute “Forward-Looking Statements.” Actual results may differ materially due to numerous important factors that are described in Federal-Mogul’s most recent report to the SEC on Form 10-K, which may be revised or supplemented in subsequent reports to the SEC on Forms 10-Q and 8-K. Such factors include, among others, the cost and timing of implementing restructuring actions, the results of the Chapter 11 and Administration proceedings, the Company’s ability to generate cost savings or manufacturing efficiencies to offset or exceed contractually or competitively required price reductions or price reductions to obtain new business, conditions in the automotive industry, and certain global and regional economic conditions. Federal-Mogul does not intend or assume any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

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FEDERAL - MOGUL CORPORATION

STATEMENTS OF OPERATIONS

(Millions of Dollars, Except Per Share Data)

(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2004	2003	2004	2003
Net sales	$1,576.5	$1,428.3	$3,129.5	$2,795.5
Cost of products sold	1,257.8	1,133.9	2,514.1	2,228.5

Gross margin	318.7	294.4	615.4	567.0
Selling, general and administrative expenses	235.0	228.4	478.0	453.1
Adjustment of long-lived assets to fair value	20.0	2.0	23.1	3.6
Interest expense, net	24.3	21.8	49.9	51.3
Chapter 11 and Administration reorganization expenses	34.4	26.9	60.4	59.7
Equity earnings of unconsolidated affiliates	(10.7)	(8.6)	(20.2)	(14.4)
Other expense, net	5.0	4.9	14.0	13.0

Income from continuing operations before income taxes	10.7	19.0	10.2	0.7
Income tax expense	19.7	19.7	39.6	38.5

Loss from continuing operations	(9.0)	(0.7)	(29.4)	(37.8)
Loss from discontinued operations, net of income taxes	—	(4.4)	—	(1.5)

Net loss	$(9.0)	$(5.1)	$(29.4)	$(39.3)

Basic and diluted loss per common share:
Loss from continuing operations	$(0.10)	$(0.01)	$(0.34)	$(0.43)
Loss from discontinued operations, net of income taxes	—	(0.05)	—	(0.02)

Net loss per common share	$(0.10)	$(0.06)	$(0.34)	$(0.45)

Weighted average shares outstanding	87.1	87.1	87.1	87.1

FEDERAL - MOGUL CORPORATION

BALANCE SHEETS

(Millions of Dollars)

	(Unaudited) June 30 2004	December 31 2003
Current assets:
Cash and equivalents	$590.9	$472.4
Accounts receivable, net	1,060.6	976.5
Inventories, net	875.8	834.4
Prepaid expenses and other current assets	221.6	257.5

Total current assets	2,748.9	2,540.8
Property, plant and equipment, net	2,308.5	2,404.8
Goodwill and indefinite-lived intangible assets	1,516.6	1,517.1
Definite-lived intangible assets, net	341.4	348.0
Asbestos-related insurance recoverable	821.6	806.1
Prepaid pension costs	274.9	309.2
Other noncurrent assets	195.2	190.7

	$8,207.1	$8,116.7

Current liabilities
Short-term debt, including current portion of long-term debt	$289.5	$14.8
Accounts payable	417.5	332.3
Accrued liabilities	513.6	486.6
Other current liabilities	198.7	185.1

Total current liabilities	1,419.3	1,018.8
Liabilities subject to compromise	6,097.5	6,087.8
Long-term debt	10.7	331.2
Postemployment benefits	1,734.7	1,716.6
Deferred income taxes	81.7	70.4
Other accrued liabilities	225.0	214.4
Minority interest in consolidated affiliates	57.2	54.4
Shareholders’ deficit:
Series C ESOP preferred stock	28.0	28.0
Common stock	435.6	435.6
Additional paid-in capital	2,061.0	2,060.5
Accumulated deficit	(2,962.8)	(2,933.4)
Accumulated other comprehensive loss	(980.8)	(967.6)

Total shareholders’ deficit	(1,419.0)	(1,376.9)

	$8,207.1	$8,116.7

FEDERAL - MOGUL CORPORATION

STATEMENTS OF CASH FLOWS

(Millions of Dollars)

(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2004	2003	2004	2003
Cash provided from (used by) operating activities
Net loss	$(9.0)	$(5.1)	$(29.4)	$(39.3)
Adjustments to reconcile net loss to net cash provided from operating activities:
Depreciation and amortization	82.0	75.8	166.7	149.6
Adjustment of long-lived assets to fair value	20.0	2.0	23.1	3.6
Postemployment benefits, including pensions	15.0	28.2	45.8	57.6
Deferred taxes	11.8	1.8	11.9	14.8
Changes in operating assets and liabilities:
(Increase)/decrease in accounts receivable	(11.3)	51.3	(91.7)	4.7
(Increase)/decrease in inventories	(53.1)	20.0	(91.3)	18.0
Increase/(decrease) in accounts payable	29.5	(6.1)	88.2	14.2
Changes in other assets and liabilities	56.6	(0.3)	102.5	(28.8)
Insurance proceeds	20.0	—	55.0	—

Net cash provided from operating activities	161.5	167.6	280.8	194.4
Cash provided from (used by) investing activities
Expenditures for property, plant and equipment and other long-term assets	(58.7)	(75.6)	(132.1)	(140.7)
Proceeds from the sale of property, plant and equipment	2.0	—	13.0	6.5
Net proceeds from sale of businesses	—	21.5	—	21.5

Net cash used by investing activities	(56.7)	(54.1)	(119.1)	(112.7)
Cash provided from (used by) financing activities
Proceeds from borrowings on DIP credit facility	—	—	—	75.0
Principal payments on DIP credit facility	(31.7)	(90.0)	(41.7)	(100.2)
Increase/ (decrease) in short-term debt	0.9	(2.6)	(3.5)	(19.3)
Increase / (decrease) in other long-term debt	(1.9)	(0.9)	(1.7)	(3.4)

Net cash used by financing activities	(32.7)	(93.5)	(46.9)	(47.9)
Effect of foreign currency exchange rate fluctuations on cash	(3.1)	21.0	3.7	22.5

Increase in cash and equivalents	69.0	41.0	118.5	56.3
Cash and equivalents at beginning of period	521.9	410.4	472.4	395.1

Cash and equivalents at end of period	$590.9	$451.4	$590.9	$451.4